American High-Income Municipal Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$88,139
Class B	$2,101
Class C	$5,036
Class F-1	$7,798
Class F-2	$432
Total	$103,506
Class R-5	$738
Total	$738

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.6826
Class B	$.5888
Class C	$.5821
Class F-1	$.6727
Class F-2	$.6746
Class R-5	$.7064

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	136,987
Class B	3,385
Class C	9,951
Class F-1	12,302
Class F-2	2,480
Total	165,105
Class R-5	0
Total	0

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.69
Class B	$12.69
Class C	$12.69
Class F-1	$12.69
Class F-2	$12.69